                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No.     )

Filed by registrant                           [ X ]
Filed by a party other than the registrant    [   ]

Check the appropriate box:

[ ]  Preliminary proxy statement
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                         MEDICAL ACTION INDUSTRIES INC.
                (Name of Registrant as Specified in its Charter)

                             RICHARD G. SATIN, ESQ.
                        VICE PRESIDENT & GENERAL COUNSEL

Payment of filing fee (Check the appropriate box):

[X]  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[ ]  $500 per each party to the controversy pursuant to Exchange Act Rule
              14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)  Title of each class of securities to which transaction applies:

-------------------------------------------------------------------------------
(2)  Aggregate number of securities to which transaction applies:

-------------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

-------------------------------------------------------------------------------
(4)  Proposed maximum aggregate value of transaction:

-------------------------------------------------------------------------------
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount previously paid:

-------------------------------------------------------------------------------
(2)  Form, schedule or registration statement no.:

-------------------------------------------------------------------------------
(3)  Filing party:

-------------------------------------------------------------------------------
(4)  Date filed:

-------------------------------------------------------------------------------

                         MEDICAL ACTION INDUSTRIES INC.

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                August 13, 1997

                           -------------------------

To the Stockholders of MEDICAL ACTION INDUSTRIES INC.

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of MEDICAL ACTION INDUSTRIES INC. will be held on August 13, 1997 at the offices of the Company, 150 Motor Parkway, lower level, Hauppauge, New York at 2:00 p.m. (the "Annual Meeting"), for the following purposes:

         1. To elect two directors to serve in Class I until the Annual Meeting of Stockholders in 2000;

         2. To consider and act upon a proposal to amend the Company's 1994 Stock Incentive Plan, as more fully described in the accompanying Proxy Statement;

         3. To consider and act upon the ratification of Ernst & Young LLP as independent public auditors of the Company for the fiscal year ending March 31, 1998; and

         4. To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

         Only stockholders of record at the close of business on June 24, 1997 shall be entitled to vote at the Annual Meeting.


                                          By Order of the Board of Directors,


                                          Richard G. Satin
                                          Vice President - Operations
                                          and General Counsel

Dated:  Hauppauge, New York
        July 2, 1997

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WE DO HOPE THAT YOU WILL ATTEND, BUT IF YOU DO NOT INTEND TO BE PRESENT IN PERSON, PLEASE MARK, SIGN AND RETURN THE ACCOMPANYING PROXY PROMPTLY. A STAMPED REPLY ENVELOPE IS ENCLOSED FOR THAT PURPOSE.

                         MEDICAL ACTION INDUSTRIES INC.
                               150 Motor Parkway
                           Hauppauge, New York 11788

                            ------------------------

                                PROXY STATEMENT
                                      for
                         ANNUAL MEETING OF STOCKHOLDERS

                           to be held August 13, 1997

                            -----------------------


         This Proxy Statement is furnished to stockholders of MEDICAL ACTION INDUSTRIES INC., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held at the executive offices of the Company, 150 Motor Parkway, lower level, Hauppauge, New York 11788, on Wednesday, August 13, 1997 at 2:00 o'clock in the afternoon, New York time, including any adjournments thereof, for the purposes set forth in the accompanying Notice of Meeting. This Proxy Statement and the accompanying proxy are first being sent or given to stockholders on or about July 2, 1997.

         A stockholder who returns the accompanying proxy may revoke it at any time before it is voted by giving notice in writing to the Company, by granting a subsequent proxy or by appearing in person and voting at the meeting. Any stockholder attending the meeting and entitled to vote may vote in person whether or not said stockholder has previously submitted a proxy. Where no instructions are indicated, proxies will be voted for the nominees for Directors set forth herein and in favor of the other proposals described herein.

Voting Rights and Votes Required

         At the close of business on June 24, 1997, the record date for the determination of stockholders entitled to vote at the Annual Meeting, the Company had outstanding 8,239,664 shares of its Common Stock, par value $.001 per share ("Common Stock"). The holders of such Common Stock are entitled to one vote for each share held on such record date.

         Directors will be elected by a plurality of the votes cast by the holders of the shares of Common Stock voting in person or by proxy at the Annual Meeting. Thus, abstentions will have no effect on the vote for election of Directors. Approval of any other matters to come before the Annual Meeting will require the affirmative vote of the holders of a majority of the shares of Common Stock of the Company present in person or by proxy at the Annual Meeting. Broker non-votes, which occur when a broker or other nominee holding shares for a beneficial owner does not vote on a proposal because the beneficial owner has not checked one of the boxes on the proxy card, are not considered to be shares "entitled to vote" (other than for quorum purposes), will not be included in vote totals and will have no effect on the outcome of any matters to be voted upon at the Annual Meeting.

         Management is not aware at the date hereof of any matter to be presented at the Annual Meeting other than the election of directors and the other proposals described in the attached Notice of Annual Meeting of Stockholders. If any other matter is properly presented, the persons named in the proxy will vote thereon according to their best judgment.

         The expense of soliciting proxies for the Annual Meeting, including the cost of preparing, assembling and mailing the notice, proxy and Proxy Statement, will be paid by the Company. The solicitation will be made by use of the mails, through brokers and banking institutions, and by officers and regular employees of the Company. Proxies may be solicited by personal interview, mail, telephone or facsimile transmission.

         No person has been authorized to give any information or to make any representation other than those contained in this Proxy Statement and, if given or made, such information or representation must not be relied upon as having been authorized by the Company.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth as of the record date certain information with regard to beneficial ownership of the Company's Common Stock by each beneficial owner of five percent or more of the Company's Common Stock known by management; each Director; each executive officer of the Company; and all executive officers and Directors of the Company as a group. For a description of the method used to determine such beneficial ownership, see footnote (2) to the following table.


                               Amount and Nature          Percent of Class
Name and Address               of Beneficial              If More than 1.0%
of Beneficial Owner            Ownership (1) (2)                  (2)
-------------------            -----------------          -----------------
                                 Common Stock                Common Stock
                               -----------------          -----------------

Joseph R. Meringola            1,807,541(3)                       21.8%
150 Motor Parkway
Hauppauge, New York

Paul D. Meringola                454,000(4)(5)(6)                  5.4%
150 Motor Parkway
Hauppauge, New York

Richard G. Satin                 257,045(4)(5)                     3.0%
150 Motor Parkway
Hauppauge, New York


Daniel F. Marsh                  191,500(4)                        2.3%
150 Motor Parkway
Hauppauge, New York

Dr. Philip F. Corso               18,000                            --
1200 Post Road East
Westport, Connecticut

Dr. Thomas A. Nicosia              7,000                            --
1615 Northern Blvd.
Manhasset, New York

Bernard Wengrover                 50,000
1000 Woodbury Road
Woodbury, New York

Directors and Officers         2,785,086(8)                       31.8%
as a Group (7 Persons)

-------------
(1) Unless otherwise indicated, the stockholders identified in this table have sole voting and investment power with respect to the shares beneficially owned by them.
(2) Each named person and all executive officers and Directors as a group are deemed to be the beneficial owners of securities that may be acquired within 60 days through the exercise of options. Accordingly, the
                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

         number of shares and percentage set forth opposite each stockholder's name in the above table include the shares of Common Stock issuable upon exercise of presently exercisable stock options under the Company's stock option plans, both with respect to the number of shares of Common Stock deemed to be beneficially owned and the adjusted percentage of outstanding Common Stock resulting from such right of exercise. However, the shares of Common Stock so issuable upon such exercise by any such stockholder are not included in calculating the number of shares or percentage of Common Stock beneficially owned by any other stockholder.
(3) Does not include 100,000 shares that are subject to an option granted to the Company's Chairman of the Board and which were partially assigned to certain executive officers. These options may be exercised on or before September 12, 2001 at $1.75 per share.
(4) Includes the right to acquire 56,000 shares, 22,000 shares and 22,000 shares, respectively, by Paul D. Meringola, Richard G. Satin and Daniel F. Marsh pursuant to an option granted by the Company's Chairman of the Board.
(5)      Does not include 3,885 shares and 4,530 shares acquired by Paul D.

         Meringola and Richard G. Satin pursuant to the Medical Action Industries Inc. 401(K) Retirement Plan.
(6) Includes 4,000 shares owned by Mr. Meringola's children, as to which he disclaims beneficial ownership.


                                   MANAGEMENT

Officers of the Company

         The Company's executive officers are as follows:

Name                  Age         Position Held with the Company
----                  ---         ------------------------------

Joseph R. Meringola    54         Chairman of the Board (Chief
                                  Executive Officer)

Paul D. Meringola      39         President (Chief Operating
                                  Officer)

Richard G. Satin       42         Vice President - Operations,
                                  General Counsel and Corporate
                                  Secretary

Daniel F. Marsh        39         Vice President - Sales and
                                  Marketing

         All of the executive officers of the Company hold office at the pleasure of the Board of Directors. Joseph R. and Paul D. Meringola are brothers.

         Mr. Daniel F. Marsh has been employed by the Company for more than the past five years in various sales and marketing positions. Mr. Marsh was appointed Vice President of Sales and Marketing in February, 1994 and for the period between April 1, 1993 until February, 1994 was Vice
President-International.

                             ELECTION OF DIRECTORS

         The Company's Certificate of Incorporation provides that the Board of Directors shall consist of between three and eleven members, as determined from time to time by the Board, divided into three classes as nearly equal in number as possible. The size of the Board has currently been set at six. The two directors named below in Class I, both of whom are presently directors of the Company, have been nominated for election as directors of the Company until the Annual Meeting of Stockholders in 2000 or until their respective successors are chosen and qualified. Shares represented by executed proxies in the form enclosed will be voted, unless otherwise indicated, for the election as directors of the aforesaid nominees, unless they shall be unavailable, in which event such shares may be voted for substitute nominee(s) designated by the Board of Directors. The Board of Directors has no reason to believe that the nominees will be unavailable or, if elected, will decline to serve. The following table sets forth the directors of the Company.


     Class I                    Class II                   Class III
(To Serve Until the        (To Serve Until the        (To Serve Until the
Annual Meeting of          Annual Meeting of          Annual Meeting of
Stockholders in 1997)      Stockholders in 1998)      Stockholders in 1999)
---------------------      ---------------------      ---------------------

Dr. Thomas A. Nicosia      Bernard Wengrover           Joseph R. Meringola
Richard G. Satin           Paul D. Meringola           Dr. Philip F. Corso


Biographical Information

         The following information is submitted concerning each member of the Board of Directors.

         Joseph R. Meringola has been Chairman of the Board and Chief Executive Officer of the Company since its inception in 1977. Mr. Meringola has served in various executive management and operating positions for the Company, including President and Chief Operating Officer. Mr. Meringola received a Bachelor of Science degree in business administration from C.W. Post College of Long Island University.

         Paul D. Meringola, a director and President of the Company since November, 1992, has been employed by the Company for more than the past fifteen years in various executive positions. He previously served the Company as Vice President - Operations from March, 1989 to October, 1991 and Senior Vice President (Chief Operating Officer) from October, 1991 to November, 1992.


         Mr. Richard G. Satin, previously a director of the Company from October, 1987 to February, 1992, was reappointed to the Board of Directors in February, 1993. Mr. Satin has been employed by the Company as Vice President and General Counsel since January, 1993 and has been Corporate Secretary of the Company since October, 1991. In February, 1994, Mr. Satin was appointed Vice President-Operations. Mr. Satin, a practicing attorney in the State of New

York for more than the past ten years, was associated with the law firm of Blau, Kramer, Wactlar, Lieberman & Satin, P.C. from May, 1983 to January, 1993.

         Dr. Philip F. Corso, a director of the Company since March, 1984, has been associated with the Yale University School of Medicine for more than the past ten years and is presently an Assistant Clinical Professor of Surgery. In addition, Dr. Corso is Senior Attending and Emeritus Chief of Plastic Surgery at Bridgeport and Norwalk Hospitals in Connecticut. Dr. Corso has also published numerous articles in professional journals on plastic and reconstructive surgery. He is the Director of the Aesthetic Center for Plastic Surgery in Westport, Connecticut and is a member of numerous national and international plastic surgery societies.

         Dr. Thomas A. Nicosia, a director of the Company since November, 1985, has been a practicing cardiologist for more than the past five years. Dr. Nicosia is a fellow of the American College of Cardiology and is affiliated with North Shore University Hospital in Manhasset, New York and is President of the Medical Staff of St. Francis Hospital in Roslyn, New York.

         Mr. Bernard Wengrover, a director of the Company since October, 1990, has been a certified public accountant in the State of New York for more than the past twenty years and is a partner in the accounting firm of Schneider, Ehrlich & Wengrover, LLP. Mr. Wengrover was the Company's independent auditor from 1977 until March 31, 1989.

         The Board of Directors of the Company recommends a vote FOR Richard G. Satin and Dr. Thomas A. Nicosia as Class I Directors to hold office until the 2000 Annual Meeting of Stockholders and until their successors are elected and qualified.

Meetings of the Board of Directors and Committees of the Board of Directors

         The Board of Directors held five meetings during the fiscal year ended March 31, 1997. Except for Dr. Nicosia, all directors attended 75% or more of the aggregate number of meetings of the Board and its committees, on which they serve.

         The Board of Directors has established the following committees, all of which consist of three non-employee directors, Mr. Wengrover, Dr. Corso and Dr. Nicosia, to perform certain specific functions. Included among the committees are an Audit Committee, a Compensation Committee and a Stock Option Committee. There is no Nominating Committee of the Board of Directors.

Audit Committee. This Committee reviews the plan for and the results of the independent audit and internal audit, reviews the Company's financial information and internal accounting and management controls, and performs other related duties. The Audit Committee held one meeting during the last fiscal year.


Compensation Committee. This Committee makes recommendations to the Board of Directors with respect to compensation for the executive officers of the Company and the Chief Executive Officer. The Compensation Committee met one time during fiscal year 1997.

Stock Option Committee. This Committee has reviewed and approved the grant of options pursuant to the Company's stock option plans for the Company's directors and officers. The Committee held three meetings during the last fiscal year.

Directors' Compensation

         Directors' Fees. Non-employee Directors are currently paid $500 for each board meeting they attend. In addition, the Company has entered into a consulting agreement with Bernard Wengrover for the purpose of obtaining advice and counselling concerning strategic planning and financial and business matters. Mr. Wengrover is currently paid $24,000 per year for his services under this agreement.

         Stock Options. In August 1996, stockholders approved the 1996 Non-Employee Directors Stock Option Plan, under which all Directors who are not also employees of the Company will be automatically granted each year at the Annual Meeting of Shareholders options to purchase 2,500 shares at the fair market value of the Company's Common Stock on the date of grant. The first grant of options will be made commencing with this Annual Meeting of Stockholders. The options will be exercisable in two equal installments during the first and second year from the date of grant.

                             EXECUTIVE COMPENSATION

         The following table sets forth information concerning the annual and long-term compensation of the Company's Chief Executive Officer and each of the Company's most highly compensated executive officers (referred to collectively with the Chief Executive Officer as the "named executives") during the years ended March 31, 1995, 1996 and 1997.


                           SUMMARY COMPENSATION TABLE

                                        ANNUAL COMPENSATION                               LONG-TERM COMPENSATION
                               ------------------------------------     ---------------------------------------------------------
                                                                                                 Awards(3)
                                                                        ---------------------------------------------------------
                                                                                                          LTIP       All Other
Name and Principal    Fiscal                           Other Annual     Restricted Stock                  Payments   Compensation
   Position(1)         Year    Salary($)   Bonus($)    Comp.($)(2)        Awards($)(3)      Options(#)    ($)        ($)(6)(7)
------------------    ------   ---------   --------    ------------     ----------------    ----------    --------   ------------
Joseph R. Meringola    1997    $208,000       $ --                      $    --                --           $--      $ 6,510
Chairman of the        1996     208,000         --                           --                --            --        5,959
Board and CEO          1995     208,000         --                           --                --            --        4,497
Paul D. Meringola      1997    $181,808         --                           --              160,000         --        8,117
President and Chief    1996     174,933         --                           --               90,000         --       10,357
Operating Officer      1995     172,593         --                           13,281            --            --        7,105

Richard G. Satin       1997    $145,000         --                           --               85,000         --        7,164
Vice President -       1996     128,000         --                           --               90,000         --        5,048
Operations and         1995     127,692         --                           12,750            --            --        5,036
General Counsel

Daniel F. Marsh        1997    $154,000         --                           23,750           60,000         --        2,752
Vice President -       1996     140,000         --                           --               90,000         --          867
Sales and              1995     139,666         --                           12,750            --            --        1,811
Marketing

---------------------------

(1) Includes Chairman of the Board and Chief Executive Officer and the other most highly compensated executive officers as measured by salary and bonus.

(2) There were no (a) perquisites over the lesser of $50,000 or 10% of the individual's total salary and bonus for the last year, (b) payment of above-market preferential earnings on deferred compensation, (c) payments of earnings with respect to long-term incentive plans prior to settlements or maturation, (d) tax payment reimbursements, or (e) preferential discounts on stock.


(3) Represents the dollar value of restricted shares granted during the year in question, calculated by multiplying the closing market price of the Company's Common Stock on the date of grant by the number of shares awarded. The aggregate number of shares of restricted stock held by each named executive as of March 31, 1997, together with the value of those shares is as follows: Mr. Joseph R. Meringola - 50,000 shares/$134,500; Mr. Paul D. Meringola - 99,500 shares/$267,655;
         Richard G. Satin - 52,000 shares/$139,880 and Daniel F. Marsh - 37,000 shares/$99,530. Except for the bonus shares granted to Mr. Marsh in fiscal 1997, which vest in two equal annual installments commencing on the first anniversary of the date of issuance, the shares of restricted stock vest in four equal installments (25% increments) on the second, third, fourth and fifth anniversaries of the date of issuance. Dividends are paid in shares of restricted stock if and to the extent paid on the Company's Common Stock generally.

                                              (Footnotes continued on next page)
                                      6

(Footnotes continued from previous page)

(4) Includes shares subject to options granted to Messrs. Paul D. Meringola, Richard G. Satin and Daniel F. Marsh under the Company's 1994 Stock Incentive Plan and 1989 Non-Qualified Stock Option Plan.

(5) For 1997, 1996 and 1995, the Company had no long-term incentive plans in existence. Accordingly, there were no payments or awards under any long-term incentive plan.

(6) The Company has entered into an Employment Agreement with Mr. Paul D. Meringola and Change of Control Agreements with Messrs. Paul D. Meringola, Satin and Marsh that may result in payments to each of them upon a change of control of the Company. These arrangements are described under "Management-Employment Agreement" and "Change of Control Arrangements".

(7) Includes, among other things, matching contributions under the Company's 401(K) Retirement Plan, the cost to the Company of the nonbusiness use of Company automobiles and amounts payable to Mr. Paul
         D. Meringola under his Employment Agreement.


Stock Option Information

         Option Grant Table: The following table sets forth information concerning individual grants of stock options made to the named executives during the fiscal year ended March 31, 1997:

                                 Individual Grants
                             --------------------------

                                      % of Total                         Potential Realized Value at Assumed
                                        Options           Range of         Annual Rates of Stock Price
                             Options   Granted to         Exercise       Appreciation for Option Term (2)
                             Granted  Employees in          Prices       -----------------------------------
Name                         (Shares)  Fiscal 1997        ($/share)             5%($)             10%($)
------------------------------------------------------------------------------------------------------------
Joseph R. Meringola            --        --                   --                  --                --
Paul D. Meringola            160,000     31%             $1.69-2.375            80,536           177,964
Richard G. Satin              85,000     17%             $1.69-2.375            44,205            97,682
Daniel F. Marsh               60,000     12%             $1.69-2.375            32,532            71,888

---------------------

(1) All of the options in the above table were non-statutory stock options awarded under the Company's 1994 Stock Incentive Plan and 1989 Non-Qualified Stock Option Plan. The stock options granted to Messrs. Paul D. Meringola, Richard G. Satin and Daniel F. Marsh were granted between June 5, 1996 and February 4, 1997 and will be exercisable to the extent of 50% one year from the date of grant and 100% two years from date of grant. The stock options granted to Messrs. Paul D. Meringola, Satin and Marsh were granted at the closing price of the Company's Common Stock as reported in the Wall Street Journal on the date of grant.

(2) The dollar amounts under the 5% and 10% columns in the table are the result of calculations required by the Securities and Exchange Commission (the "SEC") and therefore are not intended to forecast possible future appreciation of the stock price of the Company. Although permitted by the SEC's rules, the Company did not use an alternate formula for grant date valuation because the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. No gain on the stock options awarded to the named executives or other employees is possible without appreciation in the price of the Company's Common Stock, which will benefit all stockholders. The real value of the options in this table depends upon the actual performance of the Company's Common Stock during the applicable period.

         Aggregate Fiscal Year-End Option Value Table: The following table sets forth, with respect to the named executives, information concerning the exercise of options during the last fiscal year and unexercised options held as of March 31, 1997:

             AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END VALUES

                                                                                    Value of Unexercised In-the-
                                                        Number of Unexercised       Money Options at Year End

                                                        Options at Year End 1997              1997(1)
                           Shares                       --------------------------  --------------------------
                           Acquired on      Value
Name                       Exercise (#)     Realized    Exercisable  Unexercisable  Exercisable  Unexercisable
                           ------------     --------    -----------  -------------  -----------  -------------
Joseph R. Meringola           --              --             --           --             --           --
Paul D. Meringola             --              --          120,000       205,000       $126,650     $194,838
Richard G. Satin              --              --          120,000       130,000       $126,650     $124,775
Daniel Marsh                  --              --          135,000       105,000       $140,713     $ 99,838

------

(1) Values are calculated by subtracting the exercise price from the fair market value of the Company's Common Stock as of fiscal year end.

         The following table sets forth information concerning repricings of options held by the named officers of the Company during the last ten completed fiscal years:

                         TEN-YEAR OPTION/SAR REPRICINGS

                                                                                                     Length of
                                    Number of                                                        Original
                                    Securities       Market Price      Exercise                      Option Term
                                    Underlying       of Stock at       Price at                      Remaining at
                                    Options/SARs     Time of           Time of            New        Date of
                                    Repriced or      Repricing or      Repricing or     Exercise     Repricing or
Name                   Date*        Amended (#)      Amendment($)      Amendment($)     Price($)     Amendment
-----------------------------------------------------------------------------------------------------------------

Paul D. Meringola      7/24/96      75,000           $1.75             $2.50            $1.75        3 months
                                    25,000            1.75              3.25             1.75        13 months
                                    50,000            1.75              2.00             1.75        23 months

Richard G. Satin       7/24/96      25,000           $1.75             $2.50            $1.75        3 months
                                    50,000            1.75              4.125            1.75        18 months
                                    25,000            1.75              2.00             1.75        23 months

Daniel F. Marsh        7/24/96      75,000           $1.75             $3.00            $1.75        9 months
                                    15,000            1.75              2.00             1.75        23 months

---------------------

* Effective July 24, 1996, the above referenced options to purchase shares of Common Stock granted between October 31, 1991 and September 3, 1993 at exercise prices ranging from $2.00 to $4.125 per share were repriced to purchase shares at an exercise price of $1.75 per share. None of the original options granted were cancelled, only the exercise price was adjusted to reflect the closing market price for the Company's Common Stock on the date prior to the repricing. The purpose of the repricing was to motivate the executive officers to achieve the Company's performance criteria and other key goals, including price per share, net income and return on equity. In addition, this provided the executive officers with the opportunity to build substantial ownership interest in the Company.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

         The report of the Compensation Committee and the stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, except as to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

         Under rules established by the Securities and Exchange Commission ("SEC"), the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company's Chief Executive Officer and other executive officers of the Company. In fulfillment of this requirement, the Compensation Committee, at the direction of the Board of Directors, has prepared the following report for inclusion in this proxy statement.

Compensation Policies

         The objectives of the Compensation Committee in determining the type and amount of executive officer compensation are to provide a level of base compensation which allows the Company to attract and retain superior talent and to align the executive officers' interests with the success of the Company through the payment of a bonus based upon Company performance and participation in stock option and other stock ownership plans which provide the executive officers with the opportunity to build a substantial ownership interest in the Company.

         The compensation of an executive officer of the Company includes cash compensation consisting of a base salary plus performance bonus, long-term incentive compensation in the form of stock options and restricted stock awards, and participation in various benefit plans generally available to employees of the Company.

         Although the compensation paid to each of the Company's executive officers is well below the $1 million deduction limit under the Internal Revenue Code of 1986 (the "Code"), the Company intends to take the necessary steps to conform its compensation to comply with the Code.

         Base Salary. Compensation for each of the named officers consists of a base salary and annual and longer-term incentive compensation. In the setting of base salaries, consideration is given to national and local salary surveys and review of salaries paid to senior executives with comparable qualifications, experience and responsibilities at other companies in the particular geographic area. Annual and longer-term incentive compensation is tied to the Company's and the executive's success in achieving significant financial and non-financial goals.

         The Committee weighs the value of achievement of subjective factors such as demonstrated management ability, initiative and contributions toward the Company's goal of leadership within the industry in which it competes. The Committee also weighs, when appropriate, the value of the individual's actions during times when progress towards predetermined goals was hindered by elements outside the Company's and the executive's control. The Committee recognizes that the operational challenges faced during unforeseen times or events are often valid reasons to modify what may otherwise be a negative result to the base salary decision.

         Finally, the Committee considers the individual executive's impact on those elements that contribute to increased stockholder value. The Committee's discretion usually determines the weighing of these various factors in its final determination of base salary development or adjustment.

         Incentive Compensation. In evaluating the performance and setting the incentive compensation of the executive officers of the Company, the Committee developed an incentive program predominantly predicated on the attainment of specific levels of revenue and pre-tax income for the Company. To a lesser extent, the

Committee considers other managerial goals stated as objectively as possible. For the fiscal year ended March 31, 1997, no incentive compensation was awarded to the named executives.

         Stock Options and Grants. The Committee periodically considers the desirability of granting senior executives, including the named executives, awards under the Company's stock plans. The Committee believes that its past grants of stock options and restricted stock awards have successfully focused the Company's senior management on building profitability and stockholder value.

         In determining the amount and nature of awards under such plans to be granted to the senior management group, including the named executives, the Committee takes into account the respective scope of accountability, strategies and operational goals and anticipated performance requirements and contributions of each member of the senior management group. Any award to the Chief Executive Officer is established separately and is based, among other things, on the Committee's analysis of his past and expected future contributions to the Company's achievement of its long-term performance goals.

CEO Compensation

         Determination of the Company's compensation of its Chief Executive officer and founder, Joseph R. Meringola, takes into account the factors described above as pertinent to the remainder of the Company's executives, while also taking into consideration the nature of the Company's business and efforts expended in connection with development of the Company's strategy and product development activities.

         The Committee has concluded that Mr. Meringola's performance warrants the compensation for 1997 as reflected in the Summary Compensation table on page 6.


                                  The Compensation Committee


                                  Bernard Wengrover
                                  Dr. Philip Corso
                                  Dr. Thomas Nicosia

Stockholder Return Performance Graph

         Set forth below is a line graph comparing the cumulative total return on the Company's Common Stock against the cumulative total return of the Standard & Poor 500 Stock Index and a Peer Group Index for the period of five years commencing April 1, 1992 and ending March 31, 1997.

         The Peer Group Index is comprised of the following publicly traded companies, all of whom are contained within the Standard Industry Code 3841:

Acme UTD Corp.                                Meridian Medical Technology Inc.
Alliance Imaging Inc.                         Personal Diagnostics Inc.
Allied Healthcare                             Protocol Systems Inc.
 Products Inc.                                Quest Medical Inc.
Graham Field Health Products


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
           AMONG MEDICAL ACTION INDUSTRIES INC., THE S & P 500 INDEX
                               AND A PEER GROUP


                                    (GRAPH)


          MEDICAL ACTION INDUSTRIES INC.       PEER GROUP        S & P 500
          ------------------------------       ----------        ---------
3/92                   100                        100               100
3/93                    91                         65               116
3/94                    55                         77               117
3/95                    26                         78               135

3/96                    45                        100               179
3/97                    65                         96               214

         None of the companies in the Peer Group offers a fully comparable range of products and services. The returns of each company have been weighed according to their respective stock market capitalization for purposes of arriving at a peer group average.

         The line graph assumes that $100 was invested on April 1, 1992 in each of the companies' common stock, the Standard & Poor 500 Stock Index and the Peer Group Index and that all dividends were reinvested.

Employment Agreement

         In February, 1993, the Company entered into an Employment Agreement with Paul D. Meringola. The Agreement, as amended, presently covers the five year period ending March 31, 2002 and provides for a salary at an annual rate of $195,000, together with cost of living increments and the reimbursement of medical expenses not otherwise covered by the Company's medical plans, up to a maximum of $5,000. The Agreement further provides that in the event there is a change in control of the Company, as defined therein, or in any person directly or indirectly controlling the Company, as also defined therein, Mr. Meringola has the option, exercisable within six months of becoming aware of such event, to terminate his Employment Agreement. Upon such termination, Mr. Meringola has the right to receive as a lump sum payment an amount equal to the compensation remaining to be paid for the balance of the term of the Agreement.

APPROVAL OF PROPOSAL TO AMEND THE COMPANY'S 1994 STOCK INCENTIVE
PLAN

         The Company's 1994 Stock Incentive Plan (the "Incentive Plan") was approved by the stockholders in August 1994. The Incentive Plan increases the Company's flexibility in structuring equity-based incentive compensation by broadening the types of incentive awards that may be made. The Board of Directors believes that a flexible plan is needed to fashion equity-based incentives consistent with the Company's philosophy of linking executive compensation to total stockholder returns and the long-term financial performance of the Company. A maximum of 500,000 shares of Common Stock may be issued under the Incentive Plan. As of June 15, 1997, no shares remain available for issuance under the Incentive Plan. The shares available for issuance under the Incentive Plan will be increased to the extent any stock options expire or terminate unexercised. No options or restricted stock may be granted under the Plan after May, 2004.

         The Incentive Plan is administered by a committee of Directors (the "Committee"), each of whom must be "disinterested" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934. As a practical matter, Directors who are employees of the Company will not be eligible to serve as members of the Committee. The Committee determines the persons to whom, and the times at which, awards will be granted, the type of awards to be granted and all other related terms and conditions of the awards, subject to the limitations described below and as set forth in the Incentive Plan. The terms and conditions of each award are set forth in a written agreement with a participant or a written program established by the Committee. All officers and key employees of the Company and its affiliates are eligible to participate in the Incentive Plan.

         The number of shares of Common Stock reserved under the Incentive Plan is subject to adjustment in the event of stock dividends, stock splits, recapitalization and similar events.

         The per share exercise price of any options may not be less than the fair market value of a share of Common Stock at the time of grant. Once an option is granted, the exercise price may not be reduced and an option may not be exchanged for a new option with a lower exercise price. No incentive stock option may be granted on or after the tenth anniversary of the date the Incentive Plan was approved by the Board of Directors.

         The Committee shall determine whether stock option awards shall be settled in cash or in shares of Common Stock valued at fair market value on the date of payment. The Committee also shall be authorized to accelerate the vesting, exercisability and settlement of awards and to permit the exercise price of an option to be paid in cash or by the delivery or withholding of shares.

         The Board of Directors may amend or terminate the Incentive Plan without the approval of the stockholders, but may condition any amendment on stockholder approval if the Board believes it is necessary or advisable to comply with any applicable tax or regulatory requirement. No termination or amendment of the Incentive Plan without the consent of the holder of an award shall adversely affect the rights of that participant.

         The Committee may provide with respect to any award that, in the event of a Change of Control of the Company (as defined in the Incentive Plan), the award shall be cashed out in an amount based on the fair market value of the Common Stock without regard to the exercisability of the award or any other conditions or restrictions.

         Federal Income Tax Consequences. A participant will not recognize income upon the grant of an option or at any time prior to the exercise of the option. At the time the participant exercises a non-qualified option, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the Common Stock on the date the option is exercised over the price paid for the Common Stock, and the Company will then be entitled to a corresponding deduction.

         A participant who exercises an incentive stock option will not be taxed at the time he or she exercises his or her option or a portion thereof. Instead, he or she will be taxed at the time he or she sells the Common Stock purchased pursuant to the option. The participant will be taxed on the excess of the amount for which he or she sells the stock over the price he or she had paid for the stock. If the participant does not sell the stock prior to two years from the date of grant of the option and one year from the date the stock is transferred to him or her, the gain will be capital gain and the Company will not get a corresponding deduction. If the participant sells the stock at a gain prior to that time, the difference between the amount the participant paid for the stock and the lesser of the fair market value on the date of exercise or the amount for which the stock is sold, will be taxed as ordinary income and the Company will be entitled to a corresponding deduction. If the participant sells the stock for less than the amount he or she paid for the stock prior to the one or two year periods indicated, no amount will be taxed as ordinary income and the loss will be taxed as a capital loss. Exercise of an incentive option may subject a participant to, or increase a participant's liability for, the federal alternative minimum income tax.

         A participant will not be taxed upon the grant of a stock award if such award is not transferable by the participant or is subject to a "substantial risk of forfeiture", as defined in the Internal Revenue Code. However, when the shares of Common Stock that are subject to the stock award are transferable by the participant and are no longer subject to a substantial risk of forfeiture, the participant will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the stock subject to the stock award, less any amount paid for such stock, and the Company will then be entitled to a corresponding deduction.

         The Incentive Plan is not qualified under Section 401(a) of the Internal Revenue Code of 1986.

         The following table sets forth the benefits or amounts that were received by or allocated to the persons listed below under the Plan for the Company's last completed fiscal year. The dollar value of the option/share grants set forth below has been calculated based on the difference between the fair market value of the Common Stock on the date of grant or issuance and June 1, 1997:

                          1994 INCENTIVE PLAN BENEFITS

Name                               Dollar Value            # of Options/Shares
----                               ------------            -------------------

Executive Officer
Group                              $347,225                     230,000

Non-Executive
Director Group                         --                         --

Non-Executive
Officer Employee Group                 --                         --

Voting Required for Adoption of Proposed Amendment to the 1994
Stock Incentive Plan.

         Ratification of this action requires the affirmative vote of the majority of the votes cast on this matter at the Annual Meeting. If this Amendment is not approved, the Plan will remain in effect but the amendment shall become null and void.

The Board of Directors unanimously recommends a vote "FOR" the amendment to the 1994 Stock Incentive Plan.

1989 Non-Qualified Stock Option Plan

         The Company's 1989 Non-Qualified Stock Option Plan (the "Plan") was approved by the stockholders in October, 1990 and amended in September, 1992 and August, 1996, and covers 1,500,000 shares of the Company's common stock. The Plan, which expires in 2004, permits the granting of non-qualified stock options. All officers and key employees of the Company and its affiliates are eligible to participate in the Plan. The Plan is administered by the Stock Option Committee, who determine the persons to whom, and the times at which, options will be granted. Under the terms of the Plan, the purchase price of the shares subject to each option granted will not be less than 85% of the fair market value at the date of grant. During fiscal 1997, options were granted under the Plan to purchase 303,250 shares of common stock, 100,000 of which were to named executives, at exercise prices ranging between $1.69 and $2.375. All of the options granted during fiscal 1997 were at 100% of the fair market value at the date of grant.

1996 Non-Employee Director Stock Option Plan

         The Company's 1996 Non-Employee Director Stock Option Plan (the "Director Plan") was approved by the stockholders in August, 1996 and covers 100,000 shares of the Company's common stock. Under the terms of the Directors Plan, each non-employee director of the Company will be granted each year an option to purchase 2,500 shares of the Company's common stock. The authorization for which grants under the Directors Plan will expire after the annual meeting in 2006. The Company believes that the Directors Plan will encourage stock ownership by non-employee directors, thus benefitting stockholders by giving such directors a proprietary interest in the Company. Also, the Directors Plan will enhance the Company's ability to attract, retain and suitably reward directors of exceptional ability, upon whose leadership and management skills the Company's future rests in large part. The first grant of options will be made under the Directors Plan commencing with this Annual Meeting of stockholders.

Restricted Management Stock Bonus Plan

         The Company's Restricted Management Stock Bonus Plan (the "Bonus Plan"), which covered 500,000 shares of the Company's Common Stock, $.001 par value per share, expired in May, 1994. Shares issued under the Bonus Plan vest in four equal installments on the second, third, fourth and fifth anniversaries of the date of issuance. Except for those shares which have vested, shares issued under the Bonus Plan may not be sold, transferred or otherwise disposed of unless they are first offered to the Company for the same amount paid by the recipient.

Medical Action Industries Inc. Retirement Plan

         The Company has adopted, effective April 1, 1988, the Medical Action Industries Inc. Retirement Plan (the "Retirement Plan") for certain employees pursuant to Section 401(k) of the Internal Revenue Code. All employees of the Company and its subsidiaries are eligible to participate in the Retirement
Plan. Subject to the
terms and conditions of the Retirement Plan, each eligible employee may contribute up to 15% of his compensation, as defined therein. Each participant's contribution vests immediately.

         In addition, the Retirement Plan provides for discretionary Company contributions, up to a maximum of 3% of such participant's compensation. Each participant's portion of the discretionary contribution vests over a period of four years.

         For the fiscal year ended March 31, 1997, contributions under the Retirement Plan for Messrs. Joseph R. Meringola, Paul D.
Meringola, Richard G. Satin and Daniel F. Marsh were approximately $2,375, $2,186, $2,348 and $2,412, respectively, and $9,321 for all officers as a group.

Change in Control Arrangements

         The Company has entered into agreements with three of its executive officers, Messrs. Paul D. Meringola, Satin and Marsh, which provide certain benefits in the event of a change in control of the Company. A "change in control" of the Company is defined as, in general, the acquisition by any person of beneficial ownership of 20% or more of the voting stock of the Company, certain business combinations involving the Company or a change in a majority of the incumbent members of the Board of Directors, except for changes in the majority of such members approved by such members. If, within two years after a change in control, the Company or, in certain circumstances, the executive, terminates his employment, the executive is entitled to a severance payment equal to three times (i) such executive's highest annual salary within the five-year period preceding termination plus (ii) a bonus increment equal to the average of the two highest of the last five bonuses paid to such executive. In addition, the executive is entitled to the continuation of all employment benefits for a three-year period, the vesting of all stock options and certain other benefits, including payment of an amount sufficient to offset any "excess parachute payment" excise tax payable by the executive pursuant to the provisions of the Internal Revenue Code or any comparable provision of state law.

         Prior to a change in control, the rights and obligations of the executive with regard to his employment by the Company shall be determined in accordance with the policies and procedures adopted from time to time by the

Company. The agreements deal only with certain rights and obligations of the executive subsequent to a change in control, and the existence of the agreement shall not be treated as raising any inference with respect to what rights and obligations exist prior to a change in control.

         The Company has also entered into a similar agreement with one of its senior managers.

                      RATIFICATION OF INDEPENDENT AUDITORS

         The Board of Directors recommends that the stockholders approve the appointment of Ernst & Young LLP as the Company's independent auditors to examine the financial statements of the Company for the fiscal year ending March 31, 1998. A representative of the firm plans to be present at the Annual Meeting, with the opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions.

                              CERTAIN TRANSACTIONS

         During fiscal 1997, the Company's President, Paul D. Meringola, borrowed an aggregate of $100,000. This indebtedness is evidenced by an interest free demand note.

               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

         Pursuant to Section 16(a) of the Exchange Act of 1934, directors, certain officers, and beneficial owners of 10% or more of the Company's Common Stock ("reporting persons") are required from time to time to file with the Securities and Exchange Commission (the "Commission") reports on Forms 3, 4 or 5, relating principally to transactions in Company securities by such persons. Based solely upon its review of the copies of such reports furnished to the Company, or written representations received by the Company that no other reports were required, the Company believes during fiscal 1997 that the reporting persons filed on a timely basis the reports required by Section 16(a) of the Securities Act of 1934.

                             ADDITIONAL INFORMATION

         The Board of Directors does not intend to present to the meeting any matters not referred to in the form of proxy. If any proposal not set forth in this Proxy Statement should be presented for action at the meeting, and is a matter which should come before the meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them.

         Stockholder proposals with respect to the Company's next Annual Meeting of Stockholders must be received by the Company no later than April 1, 1998 to be considered for inclusion in the Company's next Proxy Statement.

         A copy of the Annual Report has been mailed to every stockholder of record. The Annual Report is not to be considered proxy soliciting material.


                                          By Order of the Board of Directors,



                                          Richard G. Satin
                                          Vice President - Operations
                                          and General Counsel

Dated:  Hauppauge, New York
        July 2, 1997

                                                                   Exhibit "A"


            PROPOSED AMENDMENT TO THE MEDICAL ACTION INDUSTRIES INC.
                           1994 STOCK INCENTIVE PLAN


         The Medical Action Industries Inc. 1994 Stock Incentive Plan (the "Incentive Plan") is hereby amended as follows:

         1. Section 2.1 is hereby amended and restated in its entirety as follows:

                  "Subject to adjustment in accordance with Section 5.2, 850,000 shares of Stock (the "Maximum Plan Shares") are hereby reserved exclusively for issuance pursuant to Stock Incentives. At no time shall the Company have outstanding Stock Incentives subject to Section 16 of the Exchange Act and shares of Stock issued in respect of Stock Incentives in excess of the Maximum Plan shares; for this purpose, the outstanding Stock Incentives and shares of Stock issued in respect of Stock Incentives shall be computed in accordance with Rule 16b-3(a)(1) as promulgated under the Exchange Act. To the extent permitted by Rule 16b-3(a)(1) as promulgated under the Exchange Act, the shares of Stock attributable to the nonvested, unpaid, unexercised, unconverted or otherwise unsettled portion of any Stock Incentive that is forfeited or cancelled or expires or terminates for any reason without becoming vested, paid, exercised, converted or otherwise settled in full shall again be available for purposes of the Plan."

         2. Effective Date. The effective date of this Amendment to the Incentive Plan shall be June 3, 1997.

                         MEDICAL ACTION INDUSTRIES INC.

                Proxy Solicited on Behalf of Board of Directors



         The undersigned hereby appoints Paul D. Meringola and Richard G. Satin, or either of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of Medical Action Industries Inc. (the "Company") to be held on August 13, 1997 at 2:00 p.m., local time, and at any adjournment or adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held or owned by the undersigned as directed below, and in their discretion upon such other matters as may come before the meeting.

[X]      Please mark your
         votes as in this
         example.

1.       Election of   FOR    WITHHELD    NOMINEES:  Dr. Thomas A. Nicosia
         Directors     [ ]      [ ]                  Richard G. Satin

         For, except vote withheld
         for the following nominee(s):

         -----------------------------

2.       Approval of a proposal to amend           FOR    AGAINST   ABSTAIN
         the Company's 1994 Stock Incentive        [ ]     [ ]        [ ]
         Plan

                         (To be Signed on Reverse Side)

3.       Approval of the ratification of           FOR    AGAINST   ABSTAIN
         Ernst & Young LLP as independent          [ ]     [ ]        [ ]
         public auditors of the Company
         for the fiscal year ending
         March 31, 1998.



DATE_________________

SIGNATURE_____________________________________________

SIGNATURE_____________________________________________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator or guardian, please give full title as such.